Exhibit 10.1
            [Form of Agreement with Thomas G. Snead, Jr. and certain
                           other executive officers]

                            TRIGON INSURANCE COMPANY
                         EXECUTIVE CONTINUITY AGREEMENT

            This Executive Continuity Agreement (the "Agreement") is made as of September 16, 1998, between TRIGON INSURANCE COMPANY (the "Company") and THOMAS
G. SNEAD, JR. ("Executive").

                                    RECITALS
            Executive is currently employed by the Company as President and Chief Operating Officer. The purpose of this Agreement is to encourage Executive to continue his employment with the Company both before and after a Change of Control and to recognize the prior service of Executive if his employment is terminated under certain circumstances after a Change of Control.
            NOW THEREFORE, in consideration of the premises, the parties agree as follows:

                                    Article I
                                   DEFINITIONS

            As used herein, the following terms have the meanings indicated.
            1.1 "Affiliate" means any corporation or other legal entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
            1.2 "Applicable Compensation" has the meaning set forth in Section 2.3.
            1.3 "Beneficial Ownership" has the meaning Rule 13d-3 promulgated under the Securities Exchange Act of 1934.
            1.4 "Change of Control" means any event described in subparagraphs
(a) through (e) below:
                  (a) The acquisition by any Person of Beneficial Ownership of 20% or more of the Stock or the Voting Power of Trigon Healthcare, but excluding for this purpose any acquisition by the Company (or an Affiliate) or by an employee benefit plan sponsored by the Company (or an Affiliate). When two or more persons act in concert for the purpose of acquiring Stock or Voting Power of Trigon Healthcare, such Persons shall be deemed to be a single Person.
                  (b) Individuals who are Incumbent Directors cease to constitute at least a

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majority of the Board of Directors of Trigon Healthcare.
                  (c) Approval by the shareholders of Trigon Healthcare of a reorganization, merger or consolidation, if after such transaction, the Persons who had Beneficial Ownership of the Stock and Voting Power of Trigon Healthcare before such transaction will not have Beneficial Ownership of at least 50% of the Stock and Voting Power of the corporation resulting from such transaction.
                  (d) A complete liquidation or dissolution of Trigon Healthcare, or the sale or other disposition of all or substantially all of the assets of Trigon Healthcare.
                  (e) The sale or other disposition by Trigon Healthcare of 50% or more of the Stock of the Company, or any other transaction pursuant to which Trigon Healthcare ceases to control the Company.
            1.5   "Code" shall mean the Internal Revenue Code of 1986.
            1.6 "Compensable Termination" means either (i) the termination of Executive's employment by the Company within three months before or within three years after a Change of Control for any reason other than for Good Cause, or (ii) the termination of Executive's employment by Executive within three years after a Change of Control for Good Reason.
            1.7   "Compensation" has the meaning set forth in Section 2.4.
            1.8   "Good Cause" means:
                  (a)   fraud,   embezzlement or misappropriation by Executive
involving the business or assets of the Company,
                  (b) the persistent and willful failure by Executive substantially to perform his duties and responsibilities to the Company, which failure continues after Executive receives written notice of such failure, or
                  (c) Executive's conviction of a felony or crime involving moral turpitude.
            1.9 "Good Reason" means any of the following actions or events that occur after a Change of Control and without Executive's express written consent:
                  (a)   any reduction in Executive's base salary;
                  (b)   any   reduction  in   Executive's opportunity to earn
incentive compensation, unless comparable reductions in incentive opportunities are shared generally by other executives of the Company;

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                  (c) any material reduction in Executive's welfare benefits or perquisites as in effect at the time of the Change of Control;
                  (d) any material reduction in Executive's duties, responsibilities or authority, any adverse change in Executive's job title, or any other action that constitutes a demotion of Executive; or
                  (e) the Company changes the location of Executive's principal office to a location that is more than 50 miles distant from Executive's principal office at the time of the Change of Control.
            1.10 "Incumbent Director" means any person who serves on the Board of Directors of Trigon Healthcare as of the date of this Agreement and any person who is added to the Board thereafter with the approval of a majority of the persons who are then Incumbent Directors.
            1.11 "Person" means a natural person and any corporation, partnership, trust, limited liability company or other legal entity.
            1.12 "Retirement Plan" means the Company's Non-Contributory Retirement Plan for Certain Employees of Blue Cross and Blue Shield of Virginia or any successor plan, including any successor Cash Balance Plan.
            1.13 "Salary Continuation Benefit" has the meaning set forth in
Section 2.2.
            1.14 "SERP" means the Company's Supplemental Retirement Program for Certain Employees of Blue Cross and Blue Shield of Virginia or any successor program.
            1.15 "Stock" means the then outstanding Class A Common Stock of Trigon Healthcare.
            1.16 "Trigon Healthcare" means Trigon Healthcare, Inc., a Virginia corporation that, as of the date of this Agreement, owns all of the issued and outstanding Stock of the Company.
            1.17 "Voting Power" means the combined voting power of all outstanding voting securities of Trigon Healthcare.
            1.18 "Welfare Plan" means any health plan, dental plan, disability plan, survivor income plan, life insurance plan or other welfare benefit plan as defined in ss. 3(1) of the Employee Retirement Income Security Act of 1974, currently or hereafter made available by the Company in which the Executive is eligible to participate.

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                                   Article II
                           SALARY CONTINUATION BENEFIT


            2.1 If a Compensable Termination occurs, then the Company shall pay the Salary Continuation Benefit to Executive on or before the tenth business day following the day on which Executive's employment terminates. The Salary Continuation Benefit shall be paid in one lump sum, net of all required federal and state withholding taxes.
            2.2 The Salary Continuation Benefit shall be a sum equal to three times the Applicable Compensation of Executive.
            2.3 The Applicable Compensation of Executive shall mean the greater of (i) the highest amount of Compensation earned by Executive for any one of the three full calendar years ended immediately before Executive's employment terminates, or (ii) an amount equal to 155% of Executive's annual base salary for the year in which Executive's employment terminates.
            2.4 The Compensation earned by Executive for any calendar year shall mean (i) the amount of Executive's annual base salary for such calendar year, without any reduction for any amounts that Executive may have deferred under the Company's 401(k) Plan, 401(k) Restoration Plan, Deferred Benefit Plan for Officers, or otherwise, (ii) the amount of any cash bonus or cash incentive award (annual, long-term, or otherwise) that is earned for a period of performance ending in such calendar year, even though such bonus or award may be paid after such calendar year, and (iii) the fair market value (determined as of the date of the award) of any bonus or incentive award (annual, long-term, or otherwise) that is made in property other than cash and that is earned for a period of performance ending in such calendar year, even though such bonus or award may be made after such calendar year. For purposes of clause (iii) of the preceding sentence, (i) the granting or vesting of stock options shall not be deemed to be a bonus or incentive award, and (ii) in the case of any bonus or incentive award made in restricted stock of the Company, the fair market value of such stock shall be determined without regard to the restriction.

                                   Article III
                                WELFARE BENEFITS

            3.1 If a Compensable Termination occurs, then the Company will, subject to the provisions of Section 3.2, continue the coverage of Executive and his dependents under all Welfare Plans in which they participated immediately before the termination of Executive's employment for a period of three years following the termination of Executive's employment.

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            3.2 Notwithstanding Section 3.1, (i) if the Company amends or terminates any Welfare Plan in which Executive is participating in a manner that is generally applicable to all executives of the Company, then such amendment or termination shall also be applicable to Executive, (ii) Executive shall continue to contribute to the cost of the Welfare Plans on substantially the same basis as he did before the termination of his employment, (iii) if Executive's continued participation in any Welfare Plan is not possible because of the terms of the plan or any provision of law, then the Company will at its expense provide Executive with an alternative benefit of substantially equal value and utility through cash payments, an alternative insurance arrangement, or otherwise, and (iv) the obligation of the Company to continue Executive's coverage under any Welfare Plan shall cease if Executive becomes covered under a welfare plan sponsored by a subsequent employer that provides substantially equal or greater benefits.
            3.3 In lieu of the welfare benefits provided for in Section 3.1, Executive may, at his option, elect to receive a lump sum amount in cash such that, after Executive pays any taxes on such lump sum amount, Executive will retain on an after-tax basis an amount equal to the present value of such benefits. Any such election must be made by Executive by written notice provided to the Company within 60 days of the date that a Compensable Termination occurs. Present value shall be determined using a discount rate equal to the Federal mid-term rate under Section 1274(d) of the Code.
            3.4 If a Compensable Termination occurs, then for the purpose of determining Executive's eligibility for retiree benefits under any Welfare Plan,
(i) Executive's age shall be deemed to be Executive's actual age plus three years, and (ii) Executive's years of service with the Company shall be deemed to be the actual number of years of service plus three years.

                                   Article IV
                        SUPPLEMENTAL RETIREMENT BENEFITS

            4.1 If a Compensable Termination occurs, then the Company will provide Executive with the supplemental retirement benefits described in this
Article 4.
            4.2 The Company will pay to Executive within ten business days after the termination of Executive's employment in one lump sum an amount equal to the difference between the (i) actuarial equivalent of the amount that Executive would have received under the Retirement Plan and SERP if (a) Executive's employment with the Company had continued for an additional five years (with five additional years of age and service credit, if applicable) and (b) Executive had received annual Compensation in each such year equal to Executive's Compensation during the last calendar year before Executive's employment terminated, and (iii) the actuarial equivalent of the amount that Executive will actually receive under the Retirement Plan and SERP.

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            4.3 The Company will pay to Executive within ten business days after the termination of Executive's employment in one lump sum the actuarial equivalent of Executive's accrued benefit under the SERP.
            4.4 For purposes of Section 4.2 and 4.3, actuarial equivalents shall be determined as follows. If Executive's benefit under the Retirement plan is based on a defined benefit formula, then actuarial equivalents shall be determined in accordance with the provisions of such plan relating to lump sum payments. If Executive's benefit under the Retirement Plan is based on a cash balance formula, then actuarial equivalents shall be determined by assuming that the interest rates that would be applicable to contribution credits in future years would be equal to the discount rates used to compute the present value of such future contribution credits.
            4.5 Immediately upon the termination of Executive's employment, (i) Executive shall, if not already full vested, become fully vested in the Trigon Blue Cross Blue Shield 401(k) Restoration Plan, (ii) if Executive is not already full vested in the Employees' Thrift Plan of Trigon Blue Cross Blue Shield, the Company will make an additional contribution to the 401(k) Restoration Plan equal to the amount that was forfeited from Executive's account in the Thrift Plan, and (iii) the Company will make an additional contribution to the 401(k) Restoration Plan equal to three times the contributions that the Company made to the Thrift Plan and to the 401(k) Restoration Plan for Executive for the calendar year immediately before the termination of Executive's employment. Within 10 business days after the termination of Executive's employment, the Company will pay to Executive in one lump sum his account balance in the 401(k) Restoration Plan (including the additional contributions described in the preceding sentence).

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                                    Article V
                             INCENTIVE COMPENSATION

            5.1 If a Change of Control occurs, then for the calendar year in which the Change of Control occurs, the Company will pay Executive an award under each of the Company's Annual Incentive Plan and Long-Term Performance Plan equal to the greater of (i) the award computed in accordance with the terms of such plan or (ii) the award computed as if the Company and the Executive had achieved the target level of performance with respect to each performance criterion under such plan.
            5.2 If Executive is not employed by the Company at the end of the calendar year in which a Change of Control occurs, then, notwithstanding any provision to the contrary in the Annual Incentive Plan or the Long-Term Performance Plan, the Company will pay to Executive the pro rata portions of the awards computed in accordance with Section 5.1 that correspond to the portion of the calendar year that Executive was employed by the Company.
            5.3 If a Change of Control occurs, Executive shall immediately become fully vested in any outstanding stock options, restricted stock, stock rights or other stock-based compensation programs.

                                   Article VI
                              OUTPLACEMENT SERVICES

            6.1 If a Compensable Termination occurs, then the Company will provide Executive with complete outplacement services, including job search and interview skill services. Such services shall be provided by a nationally recognized outplacement organization selected by Executive and shall continue until the earlier of (i) the date on which Executive finds other suitable employment or (ii) two years after the termination of Executive's employment.

                                   Article VII
                       ADDITIONAL PAYMENT FOR EXCISE TAXES

            7.1 If Executive receives any amount from the Company, pursuant to this Agreement or otherwise, that is determined to be an "excess parachute payment" subject to the excise tax imposed by ss. 4999 of the Code, then the Company will pay to Executive an additional amount (herein referred to as a "Gross-Up Payment") such that, after Executive has paid all federal and state income and excise taxes imposed on such excess parachute payment and on such Gross-Up Payment, Executive will retain an after-tax amount equal to the amount that Executive would have retained if such excise tax had not been imposed.

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            7.2 When Executive's employment with the Company terminates, the amount of any Gross-Up Payment that the Company is required to pay under Section
7.1 shall be determined by the independent certified public accounting firm then regularly employed by the Company. Within 15 business days following the termination of Executive's employment, or earlier if requested by the Company the accounting firm shall deliver to the Company and Executive a report calculating in reasonable detail the amount of any Gross-Up Payment required by
Section 7.1. The amount of the required Gross-Up payment as so determined by the accounting firm shall be binding on the Company and Executive, and within 10 business days following receipt of the report from the accounting firm, the Company will pay the required Gross-Up Payment to Executive. If the accounting firm determines that no Gross-Up Payment is required because no excise tax is payable by Executive, it shall furnish Executive a written opinion to that effect. All fees and expenses of the accounting firm shall be paid by the Company.
            7.3 Because of uncertainties in the application of ss. 4999 of the Code, it is possible that the amount of the Gross-Up Payment as initially determined by the accounting firm pursuant to Section 7.2 may be inadequate to comply with the requirements of Section 7.1. If at any time Executive is required to pay any additional excise tax not covered by the initial Gross-Up Payment, then the Company will immediately pay to Executive an additional Gross-Up Payment so that the requirements of Section 7.1 are complied with.

                                  Article VIII
                                  MISCELLANEOUS

            8.1 Termination of Prior Executive Continuity Agreement. This Agreement supercedes and replaces the Executive Continuity Agreement between the Company and Executive dated April 30, 1997, and such Agreement is hereby terminated and canceled.
            8.2 Coordination with Prior Employment Agreement. Executive and the Company are parties to an Employment Agreement dated as of December 12, 1990 (the "Prior Agreement"). If a Compensable Termination occurs, then the Prior Agreement shall be terminated and canceled effective as of the date on which Executive's employment terminates, and neither party to the Prior Agreement shall have any obligation thereunder to the other. If Executive's employment terminates under circumstances that do not constitute a Compensable Termination, then the Prior Agreement shall remain in full force and effect.

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            8.3 No Setoff. Executive is entitled to all of the benefits of this
Agreement whether or not Executive obtains subsequent employment and irrespective of any compensation that Executive may receive from such subsequent employment. The Company shall have no right to set off against any sum owed to Executive hereunder any amount that Executive may owe the Company. If the Company effects any setoff in violation of the preceding sentence, then the Company and Executive agree that as reasonable liquidated damages therefor, the Executive will be entitled to recover from the Company an amount equal to twice the amount of such setoff.
            8.4 Legal Fees. If any dispute arises in connection with this Agreement or the enforcement or interpretation of Executive's rights under this Agreement, the Company shall pay all reasonable legal fees and expenses incurred by Executive in connection with such dispute, irrespective of the outcome of such dispute.
            8.5 Rights Not Exclusive. Executive's rights under this Agreement are not exclusive, and, except as provided in Sections 8.1 and 8.2, nothing in this Agreement shall limit any rights that Executive may have under any other plan, contract, arrangement, custom, policy, practice or program of the Company.
            8.6 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or mailed, registered or certified mail, as follows:

                  (a)  If to the Company, to:
                       Chairman of the Executive Committee
                       Blue Cross and Blue Shield of Virginia
                       2015 Staples Mill Road
                       Post Office Box 27401
                       Richmond, Virginia 23279

                  (b) If to Executive, to his last address shown on the records of the Company.

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            8.7 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale, or otherwise, but neither this Agreement nor any right hereunder may be otherwise assigned or transferred by either party hereto.
            8.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected thereby.
            8.9 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Virginia.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          TRIGON INSURANCE COMPANY


                              By:   ____________________________________________






                                    ____________________________________________
                                                    Executive